Exhibit 99.1

Who's Your Daddy, Inc. Announces John Moynahan as Chief Financial Officer

Thursday May 10, 8:45 am ET

SAN DIEGO--(BUSINESS WIRE)--Who's Your Daddy, Inc. (OTCBB:WYDY - News), a company focused on production and distribution of Who's Your Daddy® "King of Energy (TM)"drinks, today announced that John F. Moynahan has joined the Company as Senior Vice President and Chief Financial Officer.

Mr. Moynahan has 28 years of financial experience with 17 years as treasurer or CFO of publicly traded companies ranging from Fortune 1000 companies such as Fisher Scientific Group to startups like Xybernaut Corporation. "This company has a unique combination of passion, people and product unlike any I have seen before," stated Mr. Moynahan. "With production capacity and distribution channels now in place, I believe that combination will drive revenues forward."

Edon Moyal, CEO of Who's Your Daddy, said, "John brings more than a solid financial background to Who's Your Daddy and I look forward to using his business experience in operations, controls and strategic planning to help our team realize the potential that we all strongly believe lies in this company, its people and its products."

Mr. Moynahan received a B.A. from Colgate University, where he was elected to Phi Beta Kappa, an M.B.A. from New York University and C.P.A. certification from New York State. He began his career with the accounting firm of Ernst & Ernst (now Ernst & Young) in New York City. Mr. Moynahan is a co-inventor on five issued U.S. Patents and over 100 corresponding patents outside the U.S.

About Who's Your Daddy, Inc.

Who's Your Daddy, Inc. is a brand management company focused on the marketing, production and distribution of the Who's Your Daddy® "King of Energy(TM)" line of beverages for the rapidly-growing $3.5 billion U.S. energy drink market. Both our unique cranberry-pineapple and green tea flavors are available in regular and diet versions to improve concentration, alertness and endurance Who's Your Daddy, Inc. plans to use the edge, energy and humor behind the "Who's Your Daddy®" brand to expand its presence in the beverage market and beyond. We currently hold trademarks for a variety of products worldwide. Who's Your Daddy, Inc. stock is traded publicly under the "WYDY" ticker symbol. For more information, go to www.whosyourdaddyinc.com or www.kingofenergy.com.

This document contains "forward-looking statements" related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties which could adversely or positively affect our future results include: consumer tastes, availability of production, general economic conditions, and the activities of competitors. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Contact:
Who's Your Daddy, Inc.
Dan Fleyshman, President, 760-538-5470
info@whosyourdaddyinc.com